UNITED STATES SECURITIES A ND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):June 9, 2017

I-WELLNESS MARKETING GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-1514324	46-0520633
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

3651 Lindell Rd., Ste D612

Las Vegas, NV 89103

(Address of principal executive offices)

N/A

(Former Name or Former Address, if Changes since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2017, the Company entered into a Settlement Agreement with the former shareholders of its subsidiary, The Spud Shack Fry Company Ltd., a British Columbia Company (“Spud Shack”). Under the Agreement, the Company is required to return all of the issued and outstanding shares of Spud Shack to the former Spud Shack shareholders in return for the return to the Company for cancellation of 90,000,000 shares of common stock of the Company which shares were originally issued in order to acquire Spud Shack. The reason this transaction was deemed necessary was that the liquor regulatory authorities of British Columbia would otherwise have required background checks for each and every shareholder of the Company, a requirement that is impracticable to comply with given the fact that the Company is a public corporation with shares that trade in the over-the-counter market. Under the Agreement, the Company will remain indebted to Timothy J. Ferguson, one of the former Spud Shack shareholders and also the president and CEO of the Company, for $51,591.66 that was advanced by Mr. Ferguson to the Company. This indebtedness is due June 15, 2017 and will bear interest at the Canadian chartered bank’s prime commercial lending rate plus 5% per annum.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 9, 2017, the Company completed its divestiture of Spud Shack pursuant to its Agreement dated June 9, 2017 with the former Spud Shack shareholders. 90,000,000 shares of the Company’s common stock have been returned to the Company, which will promptly be submitted to the Company’s stock transfer agent for cancellation. The Company is no longer in the restaurant business but is still engaged in the business of marketing health and wellness monitoring equipment.

Item 9.01 Financial Statements and Exhibits

(a) Exhibits

Exhibit No.	Description
10.1	Settlement Agreement by and among the Company and the former shareholders of The Spud Shack Fry Company Ltd. Dated June 9, 2017, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 12, 2017

I-Wellness Marketing Group, Inc.

By:	/s/ Timothy J. Ferguson
Timothy J. Ferguson President (Principal Executive Officer)

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